Exhibit 99.4

MOELIS & COMPANY LLC

399 Park Avenue, 5th Floor

New York, NY 10022

May 4, 2012

Board of Directors

Tronox Incorporated

3301 NW 150th Street

Oklahoma City, OK 73124

Re: Amendment No. 5 filed on May 4, 2012 to the Registration Statement on Form S-4 of Tronox Limited/Tronox Incorporated

Ladies and Gentlemen:

Reference is made to our opinion letter, dated September 25, 2011 (“Opinion Letter”) relating to the Transaction Agreement, dated as of September 25, 2011 (the “Agreement”), by and among Tronox Incorporated (the “Company”), Tronox Limited, a wholly owned subsidiary of the Company (“Parent”), Concordia Acquisition Corporation, a wholly owned subsidiary of Parent, Exxaro Resources Limited (“Exxaro”), Exxaro Holdings Sands (Proprietary) Limited and Exxaro International BV.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein.

We hereby consent to the reference to our opinion under the captions “The Transaction—Background of the Transaction,” “The Transaction—Tronox Incorporated’s Reasons for the Transaction; Recommendation of the Tronox Incorporated Board of Directors” and “The Transaction—Opinions of Financial Advisors to Tronox Incorporated” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC